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                                                                    Exhibit 23.3

                         CONSENT OF BROADVIEW INT'L LLC

   We hereby consent to the references in the Proxy Statement/Prospectus to our opinion, dated January 14, 1999, with respect to the merger of Development Corp., a wholly-owned subsidiary of SunGard Data Systems Inc., with and into FDP Corp., and to our firm, respectively, and to the inclusion of such opinion as an annex to such Proxy Statement/Prospectus. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        By: /s/Alec Ellison
                                           --------------------------------
                                           Alec Ellison, Managing Director

                                        Date: March 23, 1999